Ultra Petroleum Announces Third Quarter 2012 Results, Earnings Of $0.64 Per Diluted Share And Operating Cash Flow Of $1.23 Per Diluted Share

HOUSTON, Nov. 1, 2012 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) today reported third quarter operating and financial results. Highlights include:

  Produced volumes of 63.1 Bcfe in the third quarter of 2012
  Operating cash flow(1) of $187.5 million, or $1.23 per diluted share
  Earnings of $97.5 million in the third quarter, or $0.64 per diluted share – adjusted(3)
  Achieved nine month production record of 196.9 Bcfe
  Strong margins in third quarter of 2012 (adjusted): 67 percent cash flow margin(5) and 35 percent net income margin(4)

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Third Quarter Results

During the third quarter, Ultra Petroleum produced 63.1 billion cubic feet equivalent (Bcfe) of natural gas and crude oil. The company's third quarter production was comprised of 61.2 billion cubic feet (Bcf) of natural gas and 309.6 thousand barrels (Mbls) of condensate.

The company's third quarter realized natural gas price was $4.13 per thousand cubic feet (Mcf), including realized gains and losses on commodity hedges. Excluding these effects, the company's average price for natural gas was $2.77 per Mcf. Ultra's realized condensate price in the third quarter was $86.51 per barrel (Bbl).

Ultra Petroleum reported operating cash flow(1) of $187.5 million, or $1.23 per diluted share during the third quarter. Ultra recognized $83.4 million of realized gains, or $0.55 per diluted share in cash flow, as a result of the company's commodity price hedges during the third quarter. Adjusted net income(3) was $97.5 million, or $0.64 per diluted share for the quarter. Third quarter results include a $606.8 million non-cash, ceiling test write-down of the company's carrying value of its natural gas and crude oil properties stemming from unsustainably low natural gas prices. The trailing 12-month average commodity prices used for the third quarter write-down were $2.83 per MMbtu for Henry Hub natural gas and $94.97 per barrel for West Texas Intermediate oil, prior to adjustments for market differentials.

Year-to-Date Results

Ultra's production of natural gas and crude oil increased to a record 196.9 Bcfe during the nine months ended September 30, 2012. The company's production was comprised of 190.9 Bcf of natural gas and 1.0 million barrels (MMbls) of condensate.

The company's average realized natural gas price was $3.99 per Mcf, including realized gains and losses on commodity hedges. On an un-hedged basis, Ultra's average price for natural gas was $2.63 per Mcf. The realized condensate price was $91.22 per Bbl.

Ultra Petroleum reported operating cash flow(1) of $563.8 million, or $3.69 per diluted share. Adjusted net income(3) was $249.9 million, or $1.64 per diluted share for the nine month period ended September 30, 2012.

"With the depressed natural gas prices, we moved aggressively to reduce our capital expenditures this year and to generate free cash flow, while protecting our long-life assets. During the third quarter, we generated free cash flow each month and plan to continue this path until natural gas prices respond and returns improve," stated Michael D. Watford, Chairman, President and Chief Executive Officer.

Wyoming - Operational Highlights

During the third quarter, Ultra Petroleum and its partners drilled 28 gross (12 net) Wyoming Lance wells and placed on production 22 gross (6 net) wells. The company's third quarter net production averaged 489 million cubic feet equivalent (MMcfe) per day. Ultra's operated program continues to employ two rigs in the Boulder development area, where the company plans to resume completions during mid-November. In response to higher gas prices and better economic returns, Ultra anticipates completing 20 wells in the fourth quarter of 2012.

The company averaged 10.5 days to drill an operated well in the third quarter, as measured by spud to total depth (TD). This compares to an average of 11.6 days in the prior year period, a 9 percent improvement. In addition, all 14 of the Ultra-operated wells reached TD in 15 days or less. A new measure of success, 50 percent of the wells were drilled in less than 10 days. Also, total days per well, as measured by rig-release to rig-release (RR to RR), continues to improve. Ultra averaged 12.7 days in the third quarter, as compared to 14.4 days RR to RR in the third quarter 2011.

Improving Operational Efficiencies
	2008	2009	2010	2011	Q3 2012
Spud to TD (days)	24	20	14	12	11
Rig release to rig release (days)	32	24	17	15	13
% wells drilled < 15 days	1%	22%	76%	95%	100%
Well cost – pad ($MM)	$5.5	$5.0	$4.7	$4.8	$4.6

Pennsylvania - Operational Highlights

Ultra and its partners drilled 8 gross (4 net) horizontal Marcellus wells and initiated production from 22 gross (11 net) wells during the third quarter 2012. During the quarter, the company's average net production was 196 MMcfe per day. Execution of the company's 2012 Marcellus program remains on track as production from this region will account for approximately 28 percent of Ultra Petroleum's total volumes this year.

In Tioga County, the IP rates for the 16 Marcellus wells brought online during the third quarter averaged 7.1 MMcfe per day. The IP rates for the 6 Marcellus wells brought online in Clinton and Lycoming counties averaged 7.0 MMcfe per day constrained by a restricted flow back program.

Ultra continues to evaluate Upper Devonian Geneseo potential across its acreage position. Two new wells were brought online during the third quarter, one in Tioga County and the other in Clinton County. To date, Ultra and its partners have completed 5 gross (3 net) horizontal wells in the Geneseo. These encouraging well results, coupled with publicly available data from adjacent third party wells, affirm the commercial viability of the Geneseo on the majority of Ultra's Pennsylvania leasehold position.

The graph below provides normalized average daily production for Ultra's horizontal wells in the Marcellus. The grey dashed lines represent five and seven Bcfe type curves. The solid black line illustrates well performance in the company's Clinton and Lycoming County areas. The black dotted line charts well performance results from Ultra's activity in Potter and Tioga counties.

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Commodity Hedges

Year to date, the company's commodity hedges have contributed $260.2 million in realized gains, or $1.70 per diluted share to cash flow. The total volume of commodity hedges for the fourth quarter of 2012 is 48.8 Bcf at a weighted-average price of $4.27 per MMbtu. Currently, the commodity hedges represent 84 percent of the company's remaining 2012 natural gas production.

Financial Strength

Ultra entered 2012 with a $925 million capital investment program. Subsequent reductions were made during the first quarter, resulting in an $825 million revised capital plan for the year. With the benefit of increased operating efficiencies, the company now expects to invest $800 million in total capital for 2012. As planned, Ultra reduced its investment pace during the third quarter. The company invested $144.2 million in development drilling, gathering, exploration and corporate expenditures and generated $213.0 million in EBITDA(2), creating a surplus of $68.8 million during the third quarter.

Ultra Petroleum exited the third quarter with 72 percent of the company's outstanding borrowings comprised of long-term, fixed-rate debt with an average remaining term of 7.5 years and a 5.6 percent weighted-average coupon rate. Ultra relies on total debt to EBITDA(2) as a measure of leverage because it appropriately removes the effect of certain non-cash items, such as impairment charges. At the end of the third quarter, Ultra's debt to trailing 12-months EBITDA(2) ratio registered 2.4 times with $1.0 billion in unused senior debt capacity.

Full-Year 2012 Production Guidance

Natural gas and crude oil production for 2012 is expected to increase to a new record of 250 - 260 Bcfe, compared to record production of 245.3 Bcfe for 2011. Production from the Rockies region will comprise approximately 72 percent of the company's production forecast and Appalachian region production will comprise the remaining 28 percent of Ultra's estimated total production.

Fourth Quarter 2012 Price Realizations and Differentials Guidance

During the fourth quarter, the company's realized natural gas price is expected to average 2 to 4 percent below NYMEX gas price due to regional differentials, before consideration of any hedging activity. Realized pricing for condensate is expected to be about $6.00 less than the average NYMEX crude oil price.

Fourth Quarter 2012 Expense Guidance

The following table presents the company's expected expenses per Mcfe in the fourth quarter of 2012 assuming a $3.48 per Mmbtu Henry Hub natural gas price and a $87.75 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q4 2012
Lease operating expenses	$ 0.31 – 0.33
Production taxes	$ 0.27 – 0.29
Gathering fees	$ 0.19 – 0.21
Total lease operating costs	$ 0.77 – 0.83

Transportation charges	$ 0.35 – 0.37
Depletion and depreciation	$ 1.23 – 1.27
General and administrative – total	$ 0.10 – 0.12
Interest and debt expense	$ 0.44 – 0.47
Total operating costs per Mcfe	$ 2.89 – 3.06

2012 Annual Income Tax Guidance

Ultra currently projects a zero book tax rate for the fourth quarter of 2012 with annual cash taxes forecasted of approximately $2.5 million.

Conference Call Webcast Scheduled for November 1, 2012

Ultra Petroleum's third quarter 2012 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Daylight Time (10:00 a.m. Central Daylight Time) Thursday, November 1, 2012. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum's website through February 15, 2013.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data

	For the Nine Months Ended		For the Quarter Ended
	September 30,		September 30,
	2012	2011	2012	2011
Volumes
Natural gas (Mcf)	190,913,827	172,213,641	61,206,471	61,095,457
Oil liquids (Bbls)	1,001,126	1,024,098	309,573	390,099
Mcfe - Total	196,920,583	178,358,229	63,063,909	63,436,051

Revenues
Natural gas sales	$501,470	$743,898	$169,594	$262,147
Oil sales	91,319	87,101	26,781	30,994
Total operating revenues	592,789	830,999	196,375	293,141

Expenses
Lease operating expenses	45,982	35,853	16,741	12,381
Production taxes	46,634	73,796	15,047	25,676
Gathering fees	46,591	41,363	10,274	14,445
Total lease operating costs	139,207	151,012	42,062	52,502

Transportation charges	63,477	48,492	21,055	16,061
Depletion and depreciation	314,115	238,773	86,645	85,795
Ceiling test and other impairments	2,475,963	-	606,827	-
General and administrative	11,478	9,406	3,692	2,739
Stock compensation	7,830	9,892	3,049	3,446
Total operating expenses	3,012,070	457,575	763,330	160,543

Other (expense) income, net	(27)	14	(42)	(3)
Rig cancellation fees	(9,220)	-	291	-
Interest and debt expense, net	(62,414)	(46,082)	(25,369)	(15,902)
Realized gain on commodity derivatives	260,239	143,749	83,433	53,630
Unrealized (loss) gain on commodity derivatives	(183,139)	33,658	(93,329)	60,536
(Loss) income before income taxes	(2,413,842)	504,763	(601,971)	230,859
Income tax provision - current	3,386	6,826	363	2,275
Income tax (benefit) provision - deferred	(712,363)	176,566	(188)	79,438

Net (loss) income	$(1,704,865)	$321,371	$(602,146)	$149,146

Ceiling test and other impairments	$2,475,963	$-	$606,827	$-
Deferred tax benefit	(713,537)	-	(188)	-
Rig cancellation fees	9,220	-	(291)	-
Unrealized loss (gain) on commodity derivatives	183,139	(21,575)	93,329	(38,804)
Adjusted net income (3)	$249,920	$299,796	$97,531	$110,342

Operating cash flow (1)	$563,819	$712,944	$187,522	$257,287
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	152,817	152,772	152,929	152,817
Fully diluted	152,817	154,418	152,929	154,280

Earnings per share
Net income - basic	($11.16)	$2.10	($3.94)	$0.98
Net income - fully diluted	($11.16)	$2.08	($3.94)	$0.97

Adjusted earnings per share(3)
Adjusted net income - basic	$1.64	$1.96	$0.64	$0.72
Adjusted net income - fully diluted	$1.64	$1.94	$0.64	$0.72

Realized Prices
Natural gas (Mcf), including realized gain (loss)
on commodity derivatives	$3.99	$5.15	$4.13	$5.17
Natural gas (Mcf), excluding realized gain (loss)
on commodity derivatives	$2.63	$4.32	$2.77	4.29
Oil liquids (Bbls)	$91.22	$85.05	$86.51	$79.45

Costs Per Mcfe
Lease operating expenses	$0.23	$0.20	$0.27	$0.20
Production taxes	$0.24	$0.41	$0.24	$0.40
Gathering fees	$0.24	$0.23	$0.16	$0.23
Transportation charges	$0.32	$0.27	$0.33	$0.25
Depletion and depreciation	$1.60	$1.34	$1.37	$1.35
General and administrative - total	$0.10	$0.11	$0.11	$0.10
Interest and debt expense	$0.32	$0.26	$0.40	$0.25
	$3.05	$2.82	$2.88	$2.78

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income(4)	29%	31%	35%	32%
Adjusted Operating Cash Flow Margin(5)	66%	73%	67%	74%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's

	As of
	September 30,	December 31,
	2012	2011
	(Unaudited)
Cash and cash equivalents	$59,194	$11,307
Long-term debt
Bank indebtedness	600,000	343,000
Senior notes	1,560,000	1,560,000
	$2,160,000	$1,903,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)

All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Nine Months Ended		For the Quarter Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net cash provided by operating activities	$480,075	$719,792	$152,426	$242,412
Net changes in operating assets and liabilities
and other non-cash items*	83,744	(6,848)	35,096	14,875
Net cash provided by operating activities before
changes in operating assets and liabilities	$563,819	$712,944	$187,522	$257,287

Ultra Petroleum Corp.
Hedging Summary
November 1, 2012

The company has the following hedge positions in place to mitigate its commodity price exposure:

NYMEX	Q1 2012	Q2 2012	Q3 2012	Q4 2012	YTD 2012
Volume (Bcf)	27.3	53.7	54.3	48.8	184.1
MMbtu ($)	$5.03	$4.34	$4.34	$ 4.27	$4.43

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(2) EBITDA is defined as earnings before interest, taxes, DD&A and other non-cash charges.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(3) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to exclude the volatility associated with the effects of non-recurring charges, non-cash mark-to-market losses on commodity derivatives, non-cash ceiling test impairments, and other similar items.

(4) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(5) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

*Other non-cash items include excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields and is in the ongoing exploration and early development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". The company had 152,928,937 shares outstanding on September 30, 2012.

This release can be found at http://www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All opinions, forecasts, projections or other statements in this release, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Pennsylvania, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-Q for the quarter ended September 30, 2012.

CONTACT: Kelly L. Whitley, Director, Investor Relations, +1-281-582-6602, kwhitley@ultrapetroleum.com, or Julie E. Danvers, Manager, Investor Relations, +1-281-582-6604, jdanvers@ultrapetroleum.com